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                                                                    EXHIBIT 23.1





                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of Security Dynamics Technologies, Inc. and Subsidiaries:

We consent to incorporation by reference in Registration Statements Nos. 33-87916, 33-88506, 33-88508, 33-88510, 33-08939 and 333-31793 of Security
Dynamics Technologies, Inc. (the "Company") on Forms S-8 of our report dated November 14, 1997 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the restatement of the consolidated financial statements for a pooling of interests and a change in the Company's method of accounting for option grants requiring stockholder approval in 1996), appearing as Exhibit 99.3 to Item 7.(c) in this Current Report on Form 8-K of Security Dynamics Technologies, Inc.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 16, 1997